UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________

FORM 8-K
____________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2021

CROWN HOLDINGS, INC.
 (Exact name of Registrant as specified in its charter)

Pennsylvania	000-50189	75-3099507
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

770 Township Line Road
Yardley, Pennsylvania 19067
(215) 698-5100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock $5.00 Par Value	CCK	New York Stock Exchange
7 3/8% Debentures Due 2026	CCK26	New York Stock Exchange
7 1/2% Debentures Due 2096	CCK96	New York Stock Exchange

Item 8.01 Other Events

On October 1, 2021, Crown Holdings, Inc. (the “Company”) issued a Press Release announcing that the Trustees of its U.K. defined benefit pension plan (the Metal Box Pension Scheme) have entered into a transaction with Pension Insurance Corporation ("PIC") to fully insure all of its U.K. pension liabilities. The transaction provides a policy which covers the benefits of approximately 10,300 retirees and 2,200 deferred members.

The intention and expectation is that the transaction will be followed by completion of administrative processes during October, which will result in the irrevocable transfer of the plan’s obligations to PIC in November 2021. Upon completion of the transfer, the Company will eliminate its cash flow and earnings risk associated with over $2.5 billion in both U.K. pension plan assets and liabilities.

The Company expects to record a charge of approximately $1.3 billion ($1.1 billion after tax) in the fourth quarter of 2021 in connection with the November plan settlement. The charge is non-cash with the exception of a contribution to the plan of approximately $90 million to facilitate the transaction.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

The following is furnished as an exhibit to this report.
99.1 Crown Holdings, Inc. press release dated October 1, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN HOLDINGS, INC.

By:	/s/ David A. Beaver
David A. Beaver
Vice President and Corporate Controller

Dated: October 1, 2021
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